Exhibit 10.3

LogicBio Therapeutics, Inc 65 Hayden Ave Lexington, MA 02421 www.logicbio.com
November 6, 2020 Kyle Chiang
[***]
Dear Kyle,

I am happy to announce that you are being promoted to the position of Chief Operating Officer effective November 2, 2020. In your new role, you will continue reporting to Frederic Chereau.

In connection with your promotion, and exceptional performance last year, you will receive the following adjustment to your base compensation:

Your new annual salary will be $350,000, subject to all applicable taxes and withholdings. Your target annual bonus percentage will remain at 30% for 2020, but will increase to 40% in 2021. Also, as part of your promotion, the company will grant you options to purchase 85,000 shares of common stock, which will vest over 4 years, with the first 25% vesting on the first anniversary of the award and the remainder vesting on a pro-rata monthly basis for the remaining 3 years. The options will be awarded in accordance with the terms to be set forth in the grant documentation and the company’s 2018 equity incentive plan.

Congratulations, and thank you for all of your hard work and tremendous contributions to LogicBio’s progress. We look forward to working with you in your new role and seeing your continued success.

Sincerely,

/s/Frederic Chereau

Frederic Chereau, Chief Executive Officer Agreed to and accepted by:

Signature: /s/Kyle Chiang	Name (print): Kyle Chiang	Date: 11/6/2020

CC: PERSONNEL FILE